Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2007 RESULTS

•	Reports 2007 Full Year EBITDA of $10.4 million

•	Reaffirms 2008 Full Year:

•	Revenue guidance of $225.0 - $240.0 million

•	EBITDA guidance of $20.0 - $24.0 million

New York, NY – March 26, 2008 - Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its full fiscal year ended and fourth quarter ended January 31, 2008.

Results for Fiscal 2007

Revenue in the fiscal year ended January 31, 2008 (“fiscal 2007”) increased $3.0 million, or 2%, to $199.1 million from $196.1 million in the fiscal year ended January 31, 2007 (“fiscal 2006”).

Adjusted EBITDA, defined as operating income (loss) plus depreciation and amortization, special charges and non-cash stock-based compensation, for fiscal 2007 was $10.4 million, compared with $19.0 million for fiscal 2006, a decrease of $8.6 million. The decrease was primarily due to lower profitability in the Media segment related to the Channel One acquisition and reduced display board business.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer stated, “Alloy took critical steps in fiscal 2007 to drive growth of our high margin Media segment. Specifically, we acquired and integrated Channel One and Frontline, expanded our Teen.com interactive advertising network and raised the creative presence of our Alloy Entertainment business. These strategic initiatives, together with a strong book of contracted business with AMP Agency, which is part of our Promotions segment, support our expectation of substantial revenue and earnings growth in fiscal 2008.”

Fiscal 2007 free cash flow, defined as net income (loss) before extraordinary items plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures, decreased approximately $21.6 million to $(6.7) million, or $(0.50) per diluted share, compared with $14.9 million, or $1.19 per diluted share, in fiscal 2006. The decrease was primarily due to higher capital expenditures for upgrades to Channel One’s infrastructure as discussed in previous earnings releases and net cash used in operating assets and liabilities.

Operating income decreased approximately $82.8 million to a loss of $70.1 million in fiscal 2007, from income of $12.7 million in fiscal 2006. This decrease is primarily due to a non-cash goodwill and a long-lived asset impairment charge of $71.6 million in the Company’s Media ($48.8 million) and Placement ($22.8 million) segments and lower Adjusted EBITDA. The Company is required to evaluate, at least annually, its goodwill and other long-lived assets for impairments. These impairments are included as part of special charges.

In fiscal 2006, the Company recorded a $17.9 million expense related to the conversion of $67.9 million of its convertible debentures. There was no debt conversion expense recorded in fiscal 2007.

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Fiscal 2007 interest expense decreased $2.8 million, to $0.1 million from $2.9 million in fiscal 2006, primarily due to the conversion of convertible debentures to the Company’s common stock during fiscal 2006. Income tax expense decreased approximately $0.2 million, to $0.5 million in fiscal 2007, from $0.7 in fiscal 2006 as a result of lower state income tax.

During fiscal 2007, the Company recorded an extraordinary gain of $5.7 million, net of tax, related to its acquisition of the operating assets of Channel One, as a result of liabilities being lower than initially estimated.

Net loss increased $57.2 million to $64.4 million, or $(4.82) per basic share for fiscal 2007, from a net loss of $7.2 million, or $(0.58) per basic share for fiscal 2006, primarily due to higher special charges which were partially offset by the extraordinary gain during fiscal 2007 and the absence of debt conversion expense.

Fiscal 2008 Outlook

The Company is reaffirming its fiscal year ending January 31, 2009 (“fiscal 2008”) guidance, projecting revenue to be in the range of $225.0 million to $240.0 million and Adjusted EBITDA to be in the range of $20.0 million to $24.0 million. The projections are based on a full year of results from Frontline, a successful transition of the Channel One business and improved sales efforts in the Company’s Promotion and Media segments.

Stock Repurchase Program

During fiscal 2007, under the Company’s stock repurchase plan, the Company spent approximately $0.5 million repurchasing its common stock in the open market. The Company will continue to monitor market conditions and repurchase shares from time to time in the open market at prevailing market prices or in privately negotiated transactions.

Results for the Fourth Quarter Ended January 31, 2008

Revenue for the fourth quarter of fiscal 2007 was $43.1 million compared with $40.9 million for the fourth quarter of fiscal 2006, an increase of $2.2 million. The increase was primarily due to higher revenue in the Media segment.

Adjusted EBITDA for the fourth quarter of fiscal 2007 decreased $2.7 million, or 91%, to $0.3 million from $3.0 million in the comparable period of fiscal 2006. The decrease was primarily due to lower profitability in the Promotion and Placement segments.

Free cash flow in the fourth quarter of fiscal 2007 was approximately $(8.6) million, or $(0.64) per diluted share, compared with $2.1 million, or $0.16 per diluted share in the fourth quarter of fiscal 2006. This decrease was primarily due to higher capital expenditures for upgrades to Channel One’s infrastructure and the impact of lower Adjusted EBITDA.

Operating loss for the fourth quarter of fiscal 2007 was $73.8 million, compared to operating income of $1.4 million in fiscal 2006. This decrease was primarily due to lower profitability in the Media and Placement segments due to a non-cash goodwill and long-lived asset impairment charge of $71.6 million.

Debt conversion expense was $2.1 million in fiscal 2006. There was no debt conversion expense recorded in fiscal 2007.

Interest expense increased less than $0.1 million from the fourth quarter of fiscal 2006, due to the conversion of the Company’s convertible debentures to common stock in fiscal 2006. Income tax expense decreased approximately $0.6 million, to a benefit of $0.3 million, from $0.3 million in fiscal 2006. The amount expensed in the fourth quarter of fiscal 2007 was due to lower state income tax.

Net loss increased $72.9 million, to $73.6 million, or $(5.44) per basic share, for the fourth quarter of fiscal 2007, from a net loss of $0.7 million, or $(0.05) per basic share in the fourth quarter of fiscal 2006. The net loss increase was primarily due to lower Adjusted EBITDA, higher special charges partially offset by the absence of debt conversion expense and the extraordinary gain during fiscal 2007.

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Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended January 31, 2008 and 2007, respectively:

	Three Months Ended January 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$15,687	$17,259	$(1,572)	(9	) %
Media	16,699	10,765	5,934	55
Placement	10,739	12,833	(2,094)	(16)

Total Revenue	$43,125	$40,857	$2,268	6%

Adjusted EBITDA
Promotion	$1,425	$2,956	$(1,531)	(52	) %
Media	1,259	1,710	(451)	(26)
Placement	(8)	899	(907)	NM
Corporate	(2,398)	(2,544)	146	6

Total Adjusted EBITDA	$278	$3,021	$(2,743)	(91	) %

Operating Income (Loss)
Promotion	$1,049	$2,536	$(1,487)	(59	) %
Media	(49,005)	1,008	(50,013)	NM
Placement	(22,840)	848	(23,688)	NM
Corporate	(2,980)	(3,040)	60	2

Total Operating Income (Loss)	$(73,776)	$1,352	$(75,128)	NM	%

NM – Not meaningful

Promotion segment revenue for the three months ended January 31, 2008, was $15,687, a decrease of $1,572 or 9% from revenues of $17,259 for the three months ended January 31, 2007. The decrease was primarily due to revenue decreases in the Company’s AMP Agency and sampling businesses, offset by an increase in revenue in the Company’s on-campus marketing business. Adjusted EBITDA decreased 52%, primarily due to lower profitability in the Company’s sampling and AMP Agency businesses. Operating income decreased $1.5 million, to $1.0 million, from $2.5 million primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended January 31, 2008 was $16,699, an increase of $5,934 or 55% from revenues of $10,765 for the three months ended January 31, 2007. The fiscal 2007 acquisitions of Channel One and Frontline contributed to the increase as well as increases in the Company’s entertainment business. Adjusted EBITDA decreased 26% primarily due to increased spending to upgrade the interactive properties infrastructure and lower profitability in the Company’s display board business. Operating income decreased $50.0 million to a loss of $49.0 million, from $1.0 million, due to higher special charges, lower Adjusted EBITDA and increased depreciation and amortization and stock-based compensation.

Placement segment revenue for the three months ended January 31, 2008 was $10,739, a decrease of $2,094, or 16% from revenues of $12,833 for the three months ended January 31, 2007. The decrease was

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primarily due to decreases in multicultural and college newspaper revenues. Adjusted EBITDA decreased primarily due to the impact of lower revenue and higher selling expenses. Operating income decreased $23.6 million, to a loss of $22.8 million, from $0.8 million primarily due to higher special charges and lower Adjusted EBITDA.

Corporate Adjusted EBITDA increased 6% to $(2.4) million for the fourth quarter of fiscal 2007, from $(2.5) million in the prior year’s fourth fiscal quarter, primarily due to lower medical benefit costs. Operating loss decreased 2%, primarily as a result of higher Adjusted EBITDA.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the fiscal year ended January 31, 2008 and 2007, respectively:

	Fiscal Year Ended January 31,		Change
(In thousands)	2008	2007	$	%
Revenue
Promotion	$83,405	$95,979	$(12,574)	(13	) %
Media	62,780	46,287	16,493	36
Placement	52,911	53,838	(927)	(2)

Total Revenue	$199,096	$196,104	$2,992	2%

Adjusted EBITDA
Promotion	$10,764	$12,431	$(1,667)	(13	) %
Media	4,313	9,413	(5,100)	(54)
Placement	5,086	5,797	(711)	(12)
Corporate	(9,774)	(8,638)	(1,136)	(13)

Total Adjusted EBITDA	$10,389	$19,003	$(8,614)	(45	) %

Operating Income (Loss)
Promotion	$9,228	$11,077	$(1,849)	(17	) %
Media	(49,462)	6,638	(56,100)	NM
Placement	(17,889)	5,629	(23,518)	NM
Corporate	(11,942)	(10,658)	(1,284)	(12)

Total Operating Income (Loss)	$(70,065)	$12,686	$(82,751)	NM	%

NM – Not meaningful

Promotion segment revenue for the fiscal year ended January 31, 2008 was $83,405, a decrease of $12,574 or 13% from revenues of $95,979 for the fiscal year ended January 31, 2007. The decrease was primarily due to decreases in revenue in the Company’s AMP Agency and sampling businesses, which were partially offset by increased on-campus marketing sales. Adjusted EBITDA decreased 13%, primarily due to lower profitability in the Company’s sampling and promotional businesses offset by the profitability of its on campus marketing business. Operating income decreased $1.9 million, to $9.2 million, from $11.1 million, due to lower Adjusted EBITDA and increased depreciation and amortization and stock-based compensation.

Media segment revenue for the fiscal year ended January 31, 2008 was $62,780, an increase of $16,493 or 36% from revenues of $46,287 for the fiscal year ended January 31, 2007. The fiscal 2007 acquisitions of Channel One and Frontline contributed to the increase as well as increases in the Company’s entertainment business. Adjusted EBITDA decreased 54%, primarily due to the loss at Channel One, increased spending to upgrade the Company’s interactive properties infrastructure and lower profitability in the display board business. Operating income decreased $56.1 million, to an operating loss of $49.5 million, from operating income of $6.6 million, due to higher special charges, lower Adjusted EBITDA and increases in depreciation and amortization and stock-based compensation.

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Placement segment revenue for the fiscal year ended January 31, 2008 was $52,911, a decrease of $927, or 2%, from revenues of $53,838 for the fiscal year ended January 31, 2007. The decrease was primarily due to decreases in multicultural and college newspaper revenues. Adjusted EBITDA decreased 12%, primarily due to lower profitability of the multicultural and college newspaper businesses. Operating income decreased $23.5 million to a loss of $17.9 million from $5.6 million due to higher special charges and lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased 13% to $(9.8) million in the year ended January 31, 2008, from $(8.6) million in the fiscal year ended January 31, 2007. The decrease in Adjusted EBITDA was primarily due to increased medical benefit costs, rent charges and accounting fees. Operating loss increased 12% primarily as a result of lower Adjusted EBITDA and an increase in stock-based compensation.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com and www.ccs.com) and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K for the year ended January 31, 2007 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

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ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three-month periods and years ended January 31, 2008 and 2007 respectively. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statements of Operations: extraordinary gain, income taxes, interest income and other, interest expense, debt conversion expense, depreciation and amortization, special charges, and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net income (loss) to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2008	2007	2008	2007
Net Income (loss)	$(73.6)	$(0.7)	$(64.4)	$(7.2)
Plus (minus)
Extraordinary gain	(0.2)	—	(5.7)	—
Income taxes	(0.3)	0.3	0.5	0.7
Interest income & Other	0.2	(0.4)	(0.6)	(1.6)
Interest expense	0.1	—	0.1	2.9
Debt conversion expense	—	2.1	—	17.9
Operating Income (loss)	$(73.8)	$1.3	$(70.1)	$12.7
Plus
Depreciation and amortization	1.3	0.9	5.1	3.4
Special Charges	71.6	—	71.6	0.1
Stock based compensation	1.2	0.8	3.8	2.8
Adjusted EBITDA	$0.3	$3.0	$10.4	$19.0

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	Three Months Ended January 31, 2008
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$1.0	$0.2	$0.2	—	$1.4
Media	(49.0)	0.9	0.5	48.8	1.2
Placement	(22.8)	—	0.1	22.8	0.1
Corporate	(3.0)	0.2	0.4	—	(2.4)

Total	$(73.8)	$1.3	$1.2	71.6	$0.3

	Three Months Ended January 31, 2007
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$2.5	$0.3	$0.2	—	$3.0
Media	1.0	0.4	0.3	—	1.7
Placement	0.9	—	—	—	0.9
Corporate	(3.1)	0.2	0.3	—	(2.6)

Total	$1.3	$0.9	$0.8	—	$3.0

	Fiscal Year Ended January 31, 2008
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$9.2	$0.9	$0.7	—	$10.8
Media	(49.5)	3.3	1.6	48.8	4.2
Placement	(17.9)	—	0.2	22.8	5.1
Corporate	(11.9)	0.9	1.3	—	(9.7)

Total	$(70.1)	$5.1	$3.8	71.6	$10.4

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	Fiscal Year Ended January 31, 2007
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$11.1	$0.8	$0.5	$—	$12.4
Media	6.6	1.8	1.0	—	9.4
Placement	5.6	—	0.2	—	5.8
Corporate	(10.6)	0.8	1.1	0.1	(8.6)

Total	$12.7	$3.4	$2.8	$0.1	$19.0

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) before extraordinary items plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
(In millions, except per share amounts)	2008	2007	2008	2007
Net cash provided by operating activities	$5.4	$8.9	$7.9	$7.4
Plus (minus)
Changes in operating assets and liabilities	(4.5)	(8.0)	3.1	(7.2)
Spinoff costs included in Special Charges	—	—	—	0.1
Debt conversion costs	—	2.1	—	17.0
Capital expenditures	(9.5)	(0.9)	(17.7)	(2.4)
Free Cash Flow	$(8.6)	$2.1	$(6.7)	$14.9
Weighted average shares outstanding - Diluted	13.5	13.6	13.4	12.5
Free Cash Flow per Diluted Share	$(0.64)	$0.16	$(0.50)	$1.19

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ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,270	$6,366
Marketable securities	9,030	21,145
Accounts receivable, net of allowance for doubtful accounts of $1,971 and $2,680, respectively	40,694	29,534
Inventory	3,242	3,225
Other current assets	4,987	4,862

Total current assets	70,223	65,132
Fixed assets, net	20,199	4,403
Goodwill	50,111	119,218
Intangible assets, net	7,389	7,424
Other assets	494	389

Total assets	$148,416	$196,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,715	$7,246
Deferred revenue	11,956	10,542
Bank loan payable	4,000	0
Accrued expenses and other current liabilities	14,615	13,887

Total current liabilities	41,286	31,675
Senior convertible debentures	1,397	1,397
Other long-term liabilities	2,400	823

Total liabilities	45,083	33,895

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 15,377 and 14,698, respectively	152	147
Additional paid-in capital	445,407	438,428
Accumulated deficit	(327,097)	(261,692)

	118,462	176,883
Less treasury stock, at cost; 1,243 and 1,151 shares	(15,129)	(14,212)

Total stockholders’ equity	103,333	162,671

Total liabilities and stockholders’ equity	$148,416	$196,566

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2008	2007	2008	2007
	(Unaudited)
Revenues:
Services Revenue	37,259	35,380	159,129	159,953
Product Revenue	5,866	5,477	39,967	36,151

Revenue	$43,125	$40,857	$199,096	$196,104

Costs of Goods Sold (exclusive of depreciation shown separately below):
Costs of Goods Sold - Services	18,296	1,238	84,268	87,427
Costs of Goods Sold - Product	1,165	17,636	11,679	11,286

Total Costs of Goods Sold	19,461	18,874	95,947	98,713

Expenses:
Operating	19,776	16,008	78,609	66,016
General and administrative	4,719	3,727	17,897	15,197
Depreciation and amortization	1,317	896	5,080	3,365
Special charges	71,628	0	71,628	127

Total expenses	97,440	20,631	173,214	84,705

Operating (loss) income	(73,776)	1,352	(70,065)	12,686
Interest expense	(90)	(43)	(154)	(2,917)
Debt conversion expense	0	(2,069)	0	(17,904)
Interest income and other	(203)	376	628	1,652

Income (loss) before income taxes	(74,069)	(384)	(69,591)	(6,483)
Income taxes	329	(275)	(481)	(750)

Income (loss) before extraordinary item	(73,740)	(659)	(70,072)	(7,233)
Extraordinary gain (net of tax)	180	0	5,680	0
Net income (loss)	$(73,560)	$(659)	$(64,392)	$(7,233)

Basic net earnings (loss) per share:
Income (loss) before extraordinary item	$(5.45)	$(0.05)	$(5.24)	$(0.58)

Extraordinary gain	0.01	0.00	0.43	0.00

Basic net earnings (loss) per share	$(5.44)	$(0.05)	$(4.82)	$(0.58)

Diluted net earnings (loss) per share:
Income (loss) before extraordinary item	$(5.45)	$(0.05)	$(5.24)	$(0.58)

Extraordinary gain	0.01	0	0.43	0

Diluted net earnings (loss) per share	$(5.44)	$(0.05)	$(4.82)	$(0.58)

Weighted average shares outstanding:
Basic	13,532	13,594	13,362	12,541

Diluted	13,532	13,594	13,362	12,541

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Fiscal Year Ended January 31,
	2008	2007
Cash Flows from Operating Activities
Net income (loss)	$(64,392)	$(7,233)
Less net loss from discontinued operations	—

Net loss from continuing operations	(64,392)	(7,233)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Extraordinary gain (net of tax)	(5,680)	—
Depreciation and amortization of fixed assets	3,341	2,072
Amortization of debt issuance costs and other	—	1,280
Amortization of intangible assets	1,739	1,294
Loss (gain) on disposition of fixed assets	575	—
Impairment charges attributable to goodwill, indefinite-lived assets and long-lived assets	71,628	—
Compensation charge for restricted stock and issuance of options	3,745	2,825
Changes in operating assets and liabilities:
Accounts receivable, net	(5,025)	12,949
Other assets	587	19
Accounts payable, accrued expenses, and other	1,361	(5,778)

Net cash provided by (used in) operating activities	7,879	7,428

Cash Flows from Investing Activities
Capital expenditures	(17,088)	(2,403)
Acquisition of companies	1,011	(995)
Disposition of companies	—	—
Purchases of marketable securities	(20,675)	(33,111)
Proceeds from the sales and maturity of marketable securities	32,790	13,166
Purchase of domain name / mailing list / marketing rights	(1,737)	(163)

Net cash (used in) provided by investing activities	(5,699)	(23,506)

Cash Flows from Financing Activities
Cash payment to dELiA*s, Inc. pursuant to spinoff	—	(8,155)
Proceeds from line of credit	4,000	—
Issuance of common stock	638	1,015
Repurchase of common stock	(917)	(10,047)

Net cash (used in) provided by financing activities	3,721	(17,187)

Net change in cash and cash equivalents	5,901	(33,265)
Cash and cash equivalents:
Beginning of period (includes cash from discontinued operations of $0, $0, and $6,503, respectively)	6,366	39,631

End of period	$12,267	$6,366